SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) AUGUST 17, 1998

                            INDUSTRIAL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

            TEXAS                      1-9580                  76-0289495
(State of other jurisdiction   (Commission File Number)     (IRS Employer
     of incorporation)                                    Identification No.)


                        7135 ARDMORE HOUSTON, TEXAS 77054
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code (713) 747-1025

        ________________________________________________________________
         (Former name or former address, if changed since last report)

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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

         (a)   Acquisition of A&B Bolt and Supply, Inc.

               On August 17, 1998, Industrial Holdings, Inc. (the "Company") acquired all of the outstanding capital stock of A&B Bolt and Supply, Inc. ("A&B") from its shareholders (the "Shareholders") for $10 million cash and 808,081 shares of Company common stock. A&B distributes fastener related products, pipe, valves, fittings and other supplies to companies in the oil and gas and industrial fabrication industries along the gulf coast of Louisiana. A&B operates out of locations in Lafayette, Houma and Harvey, Louisiana. The purchase price was determined through arm's length negotiations between the Company and the Shareholders which had no pre-existing relationship with the Company or any of its affiliates, directors, officers or associates. The cash portion of the purchase price was financed using the Company's revolving credit facility with Comerica Bank.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)   Financial Statements for Acquired Companies

               At this time, it is impracticable to provide the required financial statements for A&B. Therefore, the required financial statements will be filed as soon as they are available and in any event within seventy-five days after the consummation of the acquisition.

         (b)   Pro Forma Financial Information

               At this time, it is impracticable to provide the required pro forma financial information for A&B. Therefore, the required pro forma financial information will be filed as soon as they are available and in any event within seventy-five days after the consummation of the acquisition.

         (c)   Exhibits

               Exhibit No.

               2 Stock Purchase Agreement by and between Industrial Holdings, Inc. and Brandon Alan Dawes, David Scott Dawes, and Jimmy M. Dawes being the shareholders of A&B Bolt & Supply, Inc.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed in its behalf by the undersigned hereunto duly authorized.

                                            INDUSTRIAL HOLDINGS, INC.


                                            By: /S/CHRISTINE A. SMITH
                                                   VICE PRESIDENT AND CHIEF
                                                   FINANCIAL OFFICER

Date: August 24, 1998

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                                  EXHIBIT INDEX

Exhibit No.

        2 Stock Purchase Agreement by and between Industrial Holdings, Inc. and Brandon Alan Dawes, David Scott Dawes, and Jimmy M. Dawes being the shareholders of A&B Bolt & Supply, Inc.

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